Exhibit 99.4

                          SHELBOURNE PROPERTIES I, INC.
                         SHELBOURNE PROPERTIES II, INC.
                         SHELBOURNE PROPERTIES III, INC.


RELEASE:                                                 CONTACT:
Immediate                                         Marjorie Bowen  (310) 553-8871
                                                         E-mail: mbowen@hlhz.com

                    SHELBOURNE PROPERTIES I, INC., SHELBOURNE
            PROPERTIES II, INC. AND SHELBOURNE PROPERTIES III, INC.
                   BUY OUT EXTERNAL MANAGEMENT AGREEMENTS AND
                              LARGEST SHAREHOLDER
            -------------------------------------------------------

      NEW YORK, NY, February 14, 2002 - Shelbourne Properties I, Inc. (AMEX:HXD), Shelbourne Properties II, Inc. (AMEX:HXE), and Shelbourne Properties III, Inc. (AMEX:HXF), diversified, externally managed real estate investment trusts (collectively, the "Companies") announced today that they have completed the purchase of each of the advisory agreements between the Companies and an affiliate of Presidio Capital Investment Company ("Presidio") and also repurchased all of the shares of stock held by Presidio in the Companies. The transactions were unanimously approved by the Companies' respective Boards of Directors after receiving the recommendations of their respective Special Committees comprised of the Companies' three independent directors.

      For the advisory agreements and the stock, the Companies are paying an aggregate of $44 million in cash, preferred partnership interests in their respective operating partnerships, with a liquidation preference of $2.5 million, and notes with an aggregate stated amount of between $54.3 million and $58.3 million, depending upon the timing of the repayment of the notes.

      The Special Committee stated, "Internalizing the management function should more closely align the incentives of the Companies' management with increasing shareholder value. The Companies have removed the external advisory agreements and have taken advantage of an opportunity to reposition the Companies as internally-managed REITs, which the Boards of Directors believe will be better received in the marketplace."

      In deciding to recommend the transaction, the Special Committees noted that the transaction is expected to be accretive to each Company's public shareholders relative to both net asset value and liquidation value, and that the transactions will not preclude other transactions that might maximize shareholder value. The Special Committee members went on to say, "We believe that the transaction is financially attractive to our public shareholders. Now that it has been completed, the Board will closely examine the different scenarios that may be available to deliver value to our shareholders."

      Houlihan Lokey Howard & Zukin Capital served as financial advisor to the Special Committees of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. and rendered a fairness opinion to the Special Committees with respect to the transaction.

      Founded in 2000, the Companies are diversified real estate investment trusts with holdings in the office, retail, and industrial asset sectors. Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. are successors to Integrated Resources High Equity Partners, Series 88, a California Limited Partnership, High Equity Partners LP.
- Series 86 and High Equity Partners L.P. - Series 88, respectively.

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